Exhibit 10.4

July 1, 2023

Jeremy Watrous

[***]

[***]

Dear Jeremy,

It is with great pleasure that we at AEVEX Aerospace extend our congratulations to you on the remarkable journey of professional growth you have embarked upon with us. We believe in recognizing and rewarding the commitment and hard work that our team members consistently demonstrate. With that being said, we are thrilled to officially confirm the following details of your promotion:

Effective, July 1, 2023 you will start your new role as an Chief Operating Officer. The details of your new position are listed below:

•	You will report to Brian Raduenz, Chief Executive Officer.

•	Your work location will be Solana Beach, CA.

•	This position if a full-time, exempt with an annual salary $260,000.00.

•	You will continue to accrue PTO at your normal rate.

•	You will continue to receive paid holidays.

Once again, congratulations on this well-earned promotion, and thank you for your commitment to Empowering People to Make the World a Safer Place.

If you have any questions or require further information, please don’t hesitate to reach out to our HR team.

I accept the above offer.

/s/ Jeremy Watrous	09/15/2023
Employee Signature	Date

Sincerely,

Alyssia Carstairs
Sr. Manager, HR Ops & Total Rewards
AEVEX Aerospace

*

With any update to your employment with AEVEX Aerospace, your employment continues to be at will, and thus you or the company may terminate the employment relation at any time without cause of advent notice. This reiterates our commitment to fostering a collaborative and dynamic work environment and ensures that both you and the company retain the flexibility to explore new opportunities and challenges that align with your personal and professional goals.